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                                                     Filed under Rule 424(b)(7)
                                                     Registration No. 333-28167

                Pricing Supplement No. 1 dated November 24, 1997
(To Prospectus Supplement dated October 21, 1997 and Prospectus dated June 11,
 1997)

     This Pricing Supplement constitutes a term sheet used in reliance on Rule 434, promulgated under the Securities Act of 1933, as amended, (the "Act") and, when taken together with the Prospectus Supplement and the Prospectus referenced above, constitutes a Prospectus within the meaning of Section 10(a) of the Act.

                                 990,000 SHARES

                            BRADLEY REAL ESTATE, INC.

                                  COMMON STOCK

                                 --------------

     All of the shares of common stock, par value $.01 per share, offered hereby (the "Shares") are being sold by Bradley Real Estate, Inc. (the "Company"). The Company's common stock, par value $.01 per share (the "Common Stock"), is listed on the New York Stock Exchange (the "NYSE") under the symbol "BTR." On November 24, 1997, the last reported sale price of the Common Stock on the NYSE was $20.5625 per share.

   Price to Public Per Share:.......................................$20.375
   Price to Public:.............................................$20,171,250
   Proceeds to Company Per Share:................................$19.740(1)
   Proceeds to Company:......................................$19,542,600(1)

  (1)  Before deducting expenses payable by the Company estimated at $200,000.

                              --------------------

     The Shares offered hereby are offered by PaineWebber Incorporated (the "Underwriter"), subject to prior sale, when, as and if delivered to and accepted by the Underwriter, and subject to its right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the Shares will be made on or about December 1, 1997.

                              --------------------

                            PAINEWEBBER INCORPORATED

                              --------------------




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                                 USE OF PROCEEDS

     The net proceeds to the Company from the sale of the Shares, after deducting the underwriting discount and expenses, will be approximately $19,342,600. The Company intends to use the net proceeds to reduce outstanding indebtedness incurred under its line of credit with the expectation that the Company may reborrow under the line for the acquisition, development, renovation and expansion of properties. Following this offering, the Company will have approximately $25,000,000 of potential availability under the line of credit. The line of credit matures on March 15, 1998 and currently bears interest at 1.375% over the London InterBank Offer Rate.

                                  UNDERWRITING

     The Shares offered hereby are offered subject to the terms and conditions of an underwriting agreement, dated October 21, 1997, between the Company and the Underwriter, which contemplates that the offer and sale of the Shares thereby will be initiated by the Company through the delivery to the Underwriter of a Securities Purchase Notice. Pursuant to such a Securities Purchase Notice dated November 21, 1997, the Company has indicated its desire to sell the 990,000 Shares. The Shares will be purchased by the Underwriter at a fixed price per share equal to $20.5625, the closing price of the Common Stock on the NYSE on the date hereof, less an underwriting discount equal to 4.0% of such price.

     The Underwriter has advised the Company that it proposes to offer the Shares to the public at the fixed price per share set forth on the cover page and to certain dealers at such price less a concession not in excess of $0.32 per share; and that the Underwriter and such dealers may reallow a discount not in excess of $0.10 per share to other dealers.

     On November 24, 1997, Bradley Operating Limited Partnership, of which the Company is the general partner, completed the public offering of $100,000,000 aggregate principal amount of 7% Notes due 2004, in which PaineWebber Incorporated acted as lead underwriter. In connection with such offering, PaineWebber Incorporated and the other underwriters participating in such offering received compensation through underwriting discounts and commissions equal to 0.625% of the aggregate principal amount of the notes sold.